AMENDMENT TO LOAN AGREEMENT

This Amendment to Loan Agreement is entered into by and between Lender and Borrower effective as of the Effective Date.

1.        Definitions. All definitions used herein have the same meanings as set forth in the Loan Agreement, except as otherwise provided below:

           a.       “Amendment” means this Amendment to Loan Agreement.

           b.       “Borrower” means First Look Media, Inc.

           c.       “Common Stock” means common stock of Borrower.

           d.       “Conditions Precedent” means both of the following conditions:

                     (i) Initial funding under the New Facility; and

                     (ii) Issuance of an unqualified opinion on the audited financials of Borrower (without any going-concem qualification), issued by one of the big-four accounting firms or an independent public accounting firm reasonably acceptable to the Board of Directors of Borrower. In rendering the opinion, the accounting firm may take into account the automatic conversion of the Outstanding Balance pursuant to Paragraph 2(e).

           e.       “Conversion Price” means one share of common stock of Borrower (as appropriately adjusted for any stock splits, combinations, stock dividends, or other similar corporate events after the Effective Date) for every $1.11 of the Outstanding Balance.

           f.       “Effective Date” means July 26, 2005.

           g.       “Lender” means PFLM LLC, as successor to the Lenders under the Loan Agreement.

           h.       “Loan Agreement” means the Credit, Security, Guaranty and Pledge Agreement dated as of June 20, 2000 (as the same may have been amended from time to time) among Borrower, the Guarantors referred to therein, the Lenders referred to therein, and JPMorgan Chase Bank N.A. as Agent as referred to therein. The Lenders and Agent have assigned their interests in the Loan Agreement to Lender hereunder.

           i.       “Loan Fee” means $300,000. The Loan Fee is in lieu of any other fees on the Loan.

           j.       “New Facility” means a new senior credit facility for Borrower with a firm commitment to loan at least $15 million against existing assets and receivables at an interest rate of not more than LIBOR plus 7% with terms and lender fees that are customary and reasonably comparable in amount and scope to other similar companies in the entertainment industry and that is entered into after the Effective Date.

           k.       “Outstanding Balance” means the outstanding principal balance of the Loan plus all accrued interest thereon.

2.        Amendments. The Loan Agreement is hereby amended in the manner set forth below:

           a.       Commitment. The aggregate Commitment shall be $20 million, which shall be paid in full as of the Effective Date (or, if later, the date of actual execution hereof). The Loan shall no longer be a revolving Loan.

           b.       Loans. The amount of the Loans shall include (i) all amounts paid by Lender to acquire the Loan Agreement from the prior lenders ($14,403,378), (ii) $90,000 of costs incurred by Lender in connection with entering into this transaction, (iii) the Loan Fee, and (iv) a further loan to Borrower on the Effective Date in the amount of $5,206,622 ($20 million less the amounts set forth in clauses (i)-(iii)).

           c.       Interest Rate. The base interest rate under the Loan shall be 5% per annum, compounded annually, with all interest for any calendar year becoming due on the first day of that calendar year (with interest for calendar year 2005 becoming due on the Effective Date). For example, since the Effective Date is July 26, 2005, interest for 2005 will be $435,616 ($20 million x 5% x 159 days / 365 days), effective as of the Effective Date. On January 1, 2006, additional interest of $1,021,781 would be owed (the sum of $20 million plus prior interest of $435,616 x 5%), even if the Loan were repaid on January 2, 2006. This interest rate is subject to the usury savings clause of Section 2.4(d) of the Loan Agreement.

           d.       Commitment Termination Date. The Commitment Termination Date (the maturity date for the Loan) shall be July 26, 2007. Barring an Event of Default (which is covered by Paragraph 2(i) below), no payment of principal or interest shall be owed on the Loan until such Commitment Termination Date. No prepayments shall be permitted without the consent of Lender.

           e.       Conversion

                     (i)     Lender shall have the election at any time to convert the Outstanding Balance into Common Stock at the Conversion Price on an all-or-nothing basis.

                     (ii)     Upon satisfaction of both Conditions Precedent, the Outstanding Balance shall automatically convert into Common Stock at the Conversion Price.

           f.       Note. Upon the Effective Date, Borrower shall execute and deliver to Lender the Promissory Note in the form attached hereto as Exhibit A.

           g.       Subordination. Lender agrees that it shall subordinate the Loan and all security therefore to the New Facility on terms and conditions that are satisfactory to the lending institution of the New Facility.

           h.       Covenants. The following Sections from the Loan Agreement are hereby deleted: 5.1, 5.7, 5.10, 5.12, 5.15-22, 5.24-26, 6.1, 6.4, and 6.6-27.

           i.       Acceleration. The only Events of Default under the Loan Agreement shall be material breaches of the remaining Affirmative and Negative Covenants from Sections 5 and 6 of the Loan Agreement. In no event will anything disclosed in any disclosure schedules relating to the merger of Capital Entertainment Enterprises, Inc. into FLM Acquisition Corp be treated as giving rise to an Event of Default. For all such Events of Default that are capable of cure, the Company shall have six months to cure the Event of Default (in lieu of the period set forth in the Loan Agreement) commencing from the date of notice by Lender to Company of the Event of Default, and if it is not cured by that time the Outstanding Balance shall become immediately due and payable three months after that date. Notwithstanding the foregoing, the Loan shall become immediately due and payable upon any involuntary petition in bankruptcy against Borrower that is not dismissed within 60 days or any voluntary petition in bankruptcy filed by Borrower.

           j.       Agent. PFLM shall be the “Agent” for itself under the Loan.

           k.       Security. The security under the Loan shall be for the benefit of PFLM as holder of the Loan.

           l.       Notices. The address for notice to Lender is: PFLM LLC, 623 Fifth Ave, 32nd Fl., New York, NY 10022 Fax. 212-756-1480.

3.       General Provisions

           a.       No Other Changes. Except as provided in this Amendment, the provisions of the Loan Agreement shall continue to apply. However, in the event of any ambiguities or inconsistencies between this Amendment and the Loan Agreement, this Amendment shall control.

           b.       Counterparts. This Amendment may be executed in any number of counterparts and transmitted by facsimile or PDF copy, each of which shall be an original, but all of which together shall constitute one instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

FIRST LOOK MEDIA, INC.

By:	/s/ Chris Cooney
Print Name:	Chris Cooney
Title:	CEO

PFLM LLC By Prentice Capital Management, LP As Manager

By:
Print Name:	Michael Weiss
Title:	Chief Financial Officer

           IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

FIRST LOOK MEDIA, INC.

By:
Print Name:
Title:

PFLM LLC By Prentice Capital Management, LP As Manager

By:	/s/ Michael Weiss
Print Name:	Michael Weiss
Title:	Chief Financial Officer